Exhibit 3.6

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Aurinia Pharma U.S., Inc. (referred to throughout this Agreement as “Employer”) and Dr. Greg Keenan (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.

1.    Last Day of Employment. Employee’s last day of employment with Employer is March 20, 2026 (“Separation Date”). By signing below, Employee affirms that Employee signed this Agreement on or after the Separation Date.
2.    Consideration.
(a)    In consideration for Employee timely signing and not timely revoking this Agreement and complying with its terms Employer agrees:
i.    to pay Employee Five Hundred Sixteen Thousand, Two Hundred and Thirty Four ($516,234), less lawful deductions, representing 12 months of compensation at Employee’s base rate of pay on the next payroll period within ten (10) days following the Effective Date of the Agreement ;
ii.    to provide Employee with outplacement services for 12 months through LHH Programs paid by the Employer on your behalf. This must be initiated by Employee within 90 days of the Effective Date; and
iii.    assuming Employee’s proper election of and eligibility for COBRA coverage, Employer shall pay on Employee’s behalf the premium costs for COBRA continuation coverage for medical, dental and vision insurance, for the earlier of twelve (12) months from the Separation Date or when the Employee commences employment with a third party. Nothing herein shall affect Employer’s ability to modify, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law, and such changes shall be effective immediately, including any changes to the employee share of the premium. Employee will be responsible for paying the total cost of continuing insurance coverage under COBRA before and after the payments made by Employer and all such payments must be mailed directly to the third-party administrator of COBRA. Employee must notify Employer upon commencing employment with a third party.

iv.    to pay the fees set out in Schedule “A” to this Agreement in exchange for Employee’s agreement to provide the services set out in Schedule “A” to this Agreement.

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(b)    A form W-2 will be issued to Employee and all relevant tax authorities in relation to the payments. Apart from the mandatory withholding which Employer is required to take, Employee acknowledges and agrees that Employee is solely responsible for all tax obligations or consequences associated with the Severance Payment being provided hereunder. Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of these monies in Paragraph 2.
3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s timely execution of and non-revocation of this Agreement and the fulfillment of the promises contained herein.
4.    General Release, Claims Not Released, Covenant Not To Sue and Related Provisions.
(a)    General Release of All Claims and Covenant Not To Sue. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates (including Tang Capital Management LLC and its affiliates), subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 (“ERISA”);
•The Age Discrimination in Employment Act;
•The Internal Revenue Code of 1986;
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA);

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•Families First Coronavirus Response Act;
•The Pregnant Worker’s Fairness Act (“PWFA”);
•Maryland Fair Employment Practices Act (MD State Govt. Code, § 20-601 et seq.);
•Maryland Job Applicant Fairness Act (Md. Labor & Employment Code § 3-711);
•Disclosing Sexual Harassment in the Workplace Act of 2018 (Md. Labor & Employment Code § 3-715);
•Maryland Medical Information Bias Law (Md. Labor & Employment Code § 5-604);
•Maryland law protecting witnesses, jurors and victims who attend court proceedings (Md. Courts and Judicial Proceedings Code §§ 8-105, 9-205);
•Maryland law regarding use of facial recognition services during interview (Md. Labor & Employment Code § 3-717);
•Maryland Law Protecting Employees' and Applicants' Social Media Passwords (Md. Labor & Employment Code § 3-712);
•Maryland Flexible Leave Act (Md. Labor & Employment Code § 3-801 et seq.);
•Maryland Parental Leave Act (Md. Labor & Employment Code § 3-1201 et seq.);
•Maryland Health Working Families Act (Md. Labor & Employment Code § 3-1301 et seq.);
•Maryland Equal Pay Law - Md. Labor & Employment Code § 3-301 et seq.;
•Maryland “Ban-The-Box” law (Md. Labor & Employment Code § 3-1401 et seq.);
•Maryland Wage and Hour Laws (Md. Labor & Employment Code § 3-401 et seq.);
•Maryland Wage Payment and Collection Law (Md. Labor & Employment Code § 3-501 et seq.);
•Maryland Healthy Retail Employee Act (Md. Labor & Employment Code § 3-710);
•Maryland Day of Rest Law (Md. Labor & Employment Code § 3-704);
•Maryland Workplace Fraud Act (Md. Labor & Employment Code § 3-901 et seq.);
•Maryland Lie Detector Law (Md. Labor & Employment Code § 3-702);
•Maryland Military Leave Law (Md. Public Safety Code § 13-705);
•Maryland Leave Law for Family Members of Armed Services Members (Md. Labor & Employment Code § 3-803);
•Maryland Volunteer/Civil Air Patrol Law (Md. Labor & Employment Code § 3-703);
•Maryland Occupational Safety & Health Act, as amended (Md. Labor & Employment Code § 5-101 et seq.);
•Maryland's Reasonable Accommodations for Disabilities Due to Pregnancy Law (MD State Govt. Code § 20-609 et seq.);
•Discrimination against applicants because of Psychiatric or Psychological condition (Md. Labor & Employment Code § 3-701);
• The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

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•The Massachusetts Equal Rights Act, G.L. c. 93, as amended;
•The Massachusetts Civil Rights Act, G.L. c. 12, as amended;
•The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;
•The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;
• The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.;
•The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;
•The Massachusetts Fair Employment Practices Act., G.L. c. 151B;
•The Massachusetts Workers' Compensation Act, G.L. c. 152, § 75B;
•The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;
• The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;
•The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;
•The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;
• The Massachusetts Consumer Protection Act, G.L.  c. 93A;
•Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149,  §52E, as amended;
• The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;
•The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq.
• Massachusetts Parental Leave Act, G.L. c. 149, § 105D;
• Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;
•any other foreign, federal, state or local law, rule, regulation, or ordinance;
•any claim(s) of breach of contract, wrongful discharge, and/or defamation;
•any other public policy, contract, tort, or common law;
•any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS EMPLOYEE MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, BONUSES OR OTHER COMPENSATION OF ANY KIND.

(b)    Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment

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compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.
(c)    Governmental Agencies. Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
(d)    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.
5.    Acknowledgement and Affirmations
(a)    Employee confirms that prior to the execution of this Agreement, Employee has not revealed its terms to any third parties. Employee agrees not to disclose any information regarding the terms of this Agreement, except to Employee’s family, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency. Nothing in this Agreement has the purpose or effect of preventing Employee from disclosing factual information regarding unlawful conduct.
(b)    Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. By signing this Agreement, Employee agrees not to sue Employer and/or any of the Releasees for anything which has been released pursuant to the Agreement.
(c)    Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

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(d)    Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(e)    Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(f)    Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to Employer.
(g)    Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.
(h)    Employee acknowledges that Employee’s strict compliance with the terms of the release is a condition precedent to Employee’s right to earn the payments described in Section 2 of this Agreement. In the event Employer acquires evidence or otherwise determines in good faith that Employee has not fully complied with the terms of the release, (i) Employer will cease payment of any future installments of any severance or COBRA payments, as applicable; (ii) Employee must remit any severance already paid to Employee by Employer in excess of $1,000 (the “Unearned Severance”). In such instance, Employer will provide Employee notice that: (1) states the provisions of the release with which Employee has been found to be non-compliant; (2) summarizes the reason(s) for which Employee has been found non-compliant with the release. Employee will have thirty (30) calendar days to return the Unearned Severance to Employer. The finding of non-compliance and return of the Unearned Severance shall not affect the remaining terms of this Agreement (including the release).
6.        Cooperation. Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and in regard to any litigation or investigation brought by or against Employer. In the event of receipt by you of a subpoena issued at the request of any private sector person or entity at any time following the Separation Date regarding any matter related to or involving Employer or its affiliates, you agree to notify Employer promptly before complying with the subpoena, so that Employer may take appropriate action to represent its interests, including moving to quash to subpoena, as long as provision of such notice does not violate any applicable law, rule or court order. If Employer seeks to prevent disclosure in accordance with applicable legal procedures and provides you with notice before the deadline for

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compliance with a subpoena, you shall not make any such disclosure until either such objections are withdrawn or the objections are finally adjudicated by the tribunal.
7.        Non-Disparagement. Employee agrees to refrain from making statements that are disparaging or defamatory about Employer, its direct and indirect parent corporations, affiliates (including Tang Capital Management LLC and its affiliates), subsidiaries, divisions, predecessors, representatives, successors and assigns, and their employees, attorneys, officers, directors and agents thereof, in addition to Employer’s customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, X (Twitter), LinkedIn, or Glassdoor on blogs, by text or email or other electronic means.
8.    Return of Property. Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or reproducing, all Employer’s property, documents, and/or any confidential information in Employee’s possession that Employee had at Employer’s premises and that Employer is not in possession of any of the Employee’s property.
9.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Massachusetts without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
10.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
12.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidentiality agreements therein between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
13.    Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

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EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO STEPHEN ROBERTSON, EVP, GENERAL COUNSEL AT *** AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE POSTMARKED OR IF PERSONALLY DELIVERED RECEIVED BY STEPHEN ROBERTSON OR HIS DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT. THE EFFECTIVE DATE OF THIS AGREEMENT IS THE EIGHTH (8th) DAY AFTER THE DATE ON WHICH YOU SIGN THIS AGREEMENT PROVIDED YOU DO NOT REVOKE YOUR SIGNATURE.
IF YOU EXECUTE THIS AGREEMENT, AND THEN CHOOSE TO REVOKE ANY REVOCABLE CLAIMS PERMITTED HEREIN, YOU WILL NOT BE ENTITLED TO SEVERANCE OR COBRA PAYMENTS, AND YOU WILL INSTEAD BE ENTITLED TO RECEIVE $1,000 AS COMPLETE CONSIDERATION FOR THE RELEASE AND WAIVER OF ALL NON-REVOCABLE CLAIMS UNDER THE RELEASE AND YOUR OTHER OBLIGATIONS CONTAINED THEREIN (THE “ALTERNATE CONSIDERATION”). THE ALTERNATIVE CONSIDERATION WILL BE PAID TO YOU NO LATER THAN TEN (10) BUSINESS DAYS FOLLOWING THE RECEIPT OF YOUR WRITTEN NOTICE OF REVOCATION.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

DR. GREG KEENAN	AURINIA PHARMA U.S., INC.
________________________________________ Date:________________________________________	By:_______________________________________ Name: Stephen Robertson Title: EVP, General Counsel and Chief Compliance Officer Date:________________________________________

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SCHEDULE “A”

CONSULTING SERVICES

1.    From March 21, 2026 to June 20, 2026 (the “Term”), Dr. Greg Keenan (“Contractor”) shall provide Employer with the following services:
Support and guidance with respect to:
-    Transferring knowledge to Kevin Tang and other stakeholders
-    Handover of all relevant information
-    Handover of all contracts
-    Other tasks as directed by Kevin Tang and/or his designate.
2.    In exchange for the services set out above, Employer will pay Contractor a fee of $450 per hour, subject to a minimum aggregate fee of $15,750 for the services (the “Minimum Amount”).
3.    Employer will pay the service fees within 30 days of the receipt of proper invoices, addressed to Aurinia Pharma U.S., Inc., Suite 700, 77 Upper Rock Circle, Rockville, Maryland, 20850, and sent to *** for processing. Invoices will detail the services provided for the invoice. Employer will pay the Minimum Amount within 30 days of the commencement of these services.
4.    Employer hereby acknowledges and confirms that any unvested stock options that had been issued to Contractor previously will continue to vest for the Term, given Contractor’s status as a bona fide contractor under Employer’s Equity Incentive Plan.
5.    Other than the above, Contractor will not be entitled to any further compensation or benefits of any kind from Employer in connection with the services.
6.    During the Term, Contractor shall not use business cards mentioning his capacity as an independent contractor to Employer, shall not use Employer’s name on their stationery, and shall not otherwise advertise the fact that Contractor is engaged in a contractual relationship with Employer.
7.    The Contractor will not disclose or use, at any time during the Term or subsequent to this Agreement, any secret or confidential information of Employer, its affiliates or its commercial partners that is not generally available to the public, which is created or acquired by the Contractor in the course of performing the services hereunder, including, without limitation, information about inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research, data, clinical data, financial data, safety information, investor relations, potential investors, financing arrangements, personnel data, computer programs, and customer and supplier lists (“Confidential Information”), except as required in connection with the Contractor’s performance of the services and with Employer’s prior written approval, or as required by a governmental or judicial authority.
8.     Contractor hereby unconditionally and irrevocably assigns any rights, title and interest worldwide to any work product and intellectual property Contractor may generate in the course of providing the services, and agrees to provide Employer with such documentation, and to take such steps, as Employer may require to document, record, or otherwise give effect to this assignment.
9.    The Contractor agrees that, during the Term, and for a period of twelve (12) months following the termination of this Agreement, for any reason, the Contractor will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Employer:

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a)    encourage, or participate in encouraging, any Personnel (as defined below) to terminate his, her or its relationship with Employer;

b)    solicit, or participate in soliciting, any Personnel (as defined below) to terminate his, her or its relationship with Employer to render services to the Contractor or any other person or entity that engages in, or is preparing to engage in, the Competitive Industry (as defined below);

c)    encourage, or participate in encouraging, any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Employer its relationship with Employer; or

d)    contact or communicate with any Customer or Potential Customer (as defined below) for the purpose of offering for sale any products, services or processes relating to the Competitive Industry (as defined below);

9.1    The Parties agree that, for purposes of this Agreement:
a)    “Competitive Industry” means the research, development, testing, sale and marketing of products, services and processes for the treatment of autoimmune and inflammatory diseases;
b)    “Customer” means any person or entity to whom, with the Contractor’s knowledge, Employer provided products, services or processes at any time during the Term of this Agreement or, in the event of termination of this Agreement, in the twelve (12) months preceding the date of termination of this Agreement;
c)    “Personnel” means any person or entity who the Contractor knew was employed or engaged as a contractor by Employer during the Term; and
d)    “Potential Customer” means any person or entity who has not yet become a Customer of Employer, but who, with the Contractor’s knowledge, was contacted for the purposes of doing business with Employer or solicited by Employer at any time during the Term of this Agreement or, in the event of termination of this Agreement, in the twelve (12) months preceding the date of termination of this Agreement.
10.    Contractor acknowledges that Employer recommended that they obtain independent legal advice before agreeing to these terms and that they have had the opportunity to do so.
11.    These terms shall be construed and interpreted in accordance with the laws of the State of Massachusetts (excluding choice of law rules). Employer and Contractor hereby submit to the jurisdiction of the courts and tribunals, as applicable, in Massachusetts for the resolution and final settlement of any disputes arising from these terms, except insofar as courts or tribunals of other jurisdictions are requested to enforce the receiving party’s covenants herein.
12.    The relationship between Contactor and Employer is non-exclusive. During the Term, the Contractor may provide services to other clients or engage in other business activities, provided that during the Term the Contractor will not, without Employer’s prior written consent, which may be withheld in Employer’s sole discretion, engage in any other business, profession or occupation, or become

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involved in any capacity, directly or indirectly, with any employer or other business, where the Contractor’s involvement conflicts or interferes with, or could reasonably conflict or interfere with at some future date, the Contract’s obligations under these terms and the performances of the services to Employer.
13.    Other than as set out herein, Contractor shall not be entitled to rights or privileges applicable to employees of Employer including, but not limited to, stock option benefits, group insurance, pension plan, holidays, paid vacation and other benefits which may be available from time to time to Employer’s employees unless the Contractor and Employer have agreed in writing.
14.    Contractor is an independent contractor, with control over the manner and means of the Contractor’s performance. Contractor will not purport to be acting as the legal agent of Employer, and the Contractor will not enter or purport to enter into any agreements on behalf of Employer or otherwise bind or purport to bind Employer in any respect or cause Employer to incur liability in any manner whatsoever and, except as otherwise provided herein, all actions of the Contractor other than those with respect to providing the services will be entirely on and for the Contractor’s own benefit.
15.    These terms may not be assigned by either party in whole or in part without the prior written consent of the other.
16.    As Contractor is an independent contractor, Contractor acknowledges and agrees that Contractor is solely responsible for all tax obligations or consequences associated with the service fees being provided hereunder. Contractor agrees that Contractor is responsible for all applicable taxes, if any, as a result of the receipt of these monies.

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